August 3, 2009

VIA EDGAR

Securities and Exchange Commission

Judiciary Plaza

100 F Street, N.E.

Washington, DC 20549-3628

Attention:	Patrick Gilmore, Accounting Branch Chief, Mail Stop 4561 David Edgar, Staff Accountant Kevin Dougherty, Staff Attorney
Matthew Crispino, Staff Attorney

Re:	Form 10-K for the Fiscal Year Ended December 31, 2008
Filed March 13, 2009
Form 10-Q for the Quarterly Period Ended March 31, 2009
Filed May 11, 2009
File No. 001-33870

Ladies and Gentlemen:

NetSuite Inc. (“NetSuite” or the “Company”) is submitting this letter to confirm receipt of the staff (the “Staff”) of the Securities and Exchange Commission’s (the “Commission”) comment letter dated July 9, 2009 (the “Comment Letter”). The Company is preparing a response to the Comment Letter and intends to submit this response to the Commission on August 11, 2009. Should the Staff have any questions, please contact me at (650) 627-1159.

Sincerely,

/s/ Douglas P. Solomon
Douglas P. Solomon
Senior Vice President, General Counsel and Secretary

cc:	Jeffrey D. Saper – Wilson Sonsini Goodrich & Rosati
Richard A. Kline – Wilson Sonsini Goodrich & Rosati